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                                                                      Exhibit 99

              HARRIS CORPORATION TO ACQUIRE AGFA'S COPYING SYSTEMS
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                                   BUSINESS;
                                   ---------
              DOUBLING PRESENCE IN EUROPEAN OFFICE EQUIPMENT MARKET
              -----------------------------------------------------

         MELBOURNE, Fl./MORTSEL, Belgium, April 22, 1998 -- Harris Corporation's Lanier Worldwide subsidiary has signed an agreement to acquire the Copying Systems Business Unit of the Agfa-Gevaert Group - located in Mortsel, Belgium -- which is a member of the Bayer Group, Leverkusen, Germany. The acquisition will double Lanier's presence and market share in the multi-billion dollar European office equipment market. The transaction is scheduled to close in July 1998. The agreement is subject to the approval of European antitrust and regulatory authorities.

         Agfa's Copying Systems Business Unit will become part of Lanier Worldwide. Lanier provides a full line of copiers, fax, dictation and related office products and services. Lanier operates a network of 1,600 sales and services offices in more than 100 countries and has annual sales of more than $1.2 billion.

         Agfa's Copying Systems Business Unit, with 1997 annual sales of more than $250 million, is a marketing, distribution and services business, mostly in Europe, with additional activities in Africa and the Middle East. The Business Unit's approximately 1,000 employees - including about 150 each in Belgium and Germany - will be taken over by Lanier. "Copying systems do not constitute a part of the core business of the Agfa Group. Following the integration into



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Lanier, however, it will be part of the core business there," said Werner
Seufert, a member of the Board of Management of Agfa.

          "The European office equipment market represents a strong growth opportunity for Lanier. Acquiring Agfa's Copying Systems Business Unit -- with the high level of expertise and professionalism of its employees, its broad customer base, and strong reputation -- will significantly increase our presence in that growing market," said Wesley E. Cantrell, president and CEO of Lanier. "Combining the two companies' extensive sales and service networks with Lanier's global account management program will enable us to provide a wider range of products and services not only to a broader base of customers in Europe, but to their international affiliates as well."

Agfa-Gevaert Group
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The Agfa-Gevaert Group is Europe's leading imaging company. Agfa has worldwide activities, and the Group had worldwide sales of about $4.5 billion in 1997. Agfa develops, produces and markets analog and digital imaging systems, primarily for the graphics industry, photography, and medical and industrial radiography.

Harris Corporation
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         Harris Corporation, with worldwide sales of $3.8 billion, is an international communications and electronics company that provides a wide range of products and services, such as wireless and personal communications, digital television (including HDTV), health care information, multi-media communications, automotive electronics, transportation, business information, defense communications and information, and Lanier office products.

                                   # # #

Editors Note: For further information, contact Jim Burke, Harris Corporation, at 407-727-9126/jburke@harris.com or Dr. Hartmut Hilden, Agfa-Gevaert AG, at 49-214-30-4425/hartmut.hilden.hh@bayer-ag.de.


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